UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  January 6, 2010

PLY GEM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-114041 (Commission File No.)	20-0645710 (IRS Employer Identification No.)

5020 Weston Parkway, Suite 400 Cary, North Carolina 27513 (Address of principal executive offices)

(919) 677-3900
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                 Entry Into a Material Definitive Agreement.

On January 6, 2010, Ply Gem Holdings, Inc. (the “Company”), Ply Gem Industries, Inc., a wholly-owned subsidiary of the Company (“Ply Gem Industries”), and each of the direct and indirect subsidiaries of Ply Gem Industries (collectively with the Company, the “Guarantors”), entered into a Purchase Agreement (the “Purchase Agreement”) with certain representatives of the initial purchasers named therein (collectively, the “Initial Purchasers”).  Pursuant to the Purchase Agreement, the Initial Purchasers have agreed to purchase, and Ply Gem Industries has agreed to sell, $150.0 million aggregate principal amount of Ply Gem Industries’ 13.125% Senior Subordinated Notes due 2014 (the “Senior Subordinated Notes”).  The Initial Purchasers intend to resell the Senior Subordinated Notes in an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes will be guaranteed by the Guarantors.  The sale of the Notes is expected to close on January 11, 2010.  The Purchase Agreement contains representations and warranties, covenants and closing conditions that are customary for transactions of this type.  In addition, Ply Gem Industries and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities on customary terms.

In the ordinary course of their business, the Initial Purchasers and certain of their affiliates have in the past and may in the future engage in investment and commercial banking or other transactions of a financial nature with the Company or its affiliates, including CI Capital Partners LLC, including the provision of certain advisory services and the making of loans to the Company and its affiliates.  In particular, certain affiliates of the Initial Purchasers are agents and/or lenders under Ply Gem Industries’ existing senior credit facilities.  In addition, one of the Initial Purchasers acted as dealer manager in connection with Ply Gem Industries’ exchange offer for its 9% Senior Subordinated Notes due 2012 (the “9% Notes”) which expired on December 17, 2009.  Furthermore, the Initial Purchasers and certain of their affiliates may from time to time hold long or short positions in securities of the Company and/or its affiliates, including the 9% Notes.

Item 8.01                 Other Events.

On January 6, 2010, Ply Gem Industries priced its offering of $150.0 million aggregate principal amount of the Senior Subordinated Notes.  The offering size was increased from $110.0 million.  The Notes will bear interest at an annual rate of 13.125%.  The Senior Subordinated Notes were priced at 97.139%, representing a yield to maturity of 14.0%.

Ply Gem Industries intends to use the net proceeds from the Offering to refinance approximately $141.2 million principal amount of its 9% Notes and to pay certain related costs and expenses.  The offering and the refinancing transactions described below will reduce Ply Gem’s outstanding debt, lower its interest costs and refinance the 9% Notes.

As of the date hereof, $360.0 million aggregate principal amount of the 9% Notes are outstanding.  Caxton-Iseman (Ply Gem) III, L.P. and Caxton-Iseman (Ply Gem) IV, L.P. (together, the “CI Noteholders”), which are affiliates of the Company’s indirect stockholders, own approximately $281.3 million aggregate principal amount of the 9% Notes.  Through a series of transactions, (i) prior to the consummation of the offering, approximately $218.8 million aggregate principal amount of the 9% Notes currently held by the CI Noteholders will be transferred to the Company’s indirect stockholders and ultimately to Ply Gem Prime Holdings, Inc., the Company’s indirect parent company, and (ii) prior to February 16, 2010, such notes will be transferred to the Company.  Such 9% Notes will then be transferred to Ply Gem Industries for no consideration as a capital contribution and cancelled prior to February 16, 2010.

On or shortly after February 16, 2010, Ply Gem Industries will redeem the remaining $141.2 million aggregate principal amount of outstanding 9% Notes (including approximately $62.5 million of the 9% Notes held by the CI Noteholders) at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date.  On the closing date of this offering, Ply Gem Industries will deposit with the trustee for the 9% Notes an amount sufficient to redeem these 9% Notes on the redemption date.  Following the redemption, the CI Noteholders will no longer hold any debt securities of Ply Gem Industries.

The Senior Subordinated Notes have not been and will not initially be registered under the Securities Act, or any state securities laws.  Accordingly, the Senior Subordinated Notes will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption therefrom.

This Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Certain statements made in this Form 8-K may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  Forward-looking statements are based on management’s expectations, estimates, projections and assumptions.  These statements are not guarantees of future events or performance and involve certain risks and uncertainties which are difficult to predict.  Therefore, actual future events may differ materially from what is forecast in forward-looking statements due to a variety of factors (including the closing of the offering described above).  Additional information regarding these factors is contained in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

PLY GEM HOLDINGS, INC.

By:	/s/ Shawn K. Poe
Name:	Shawn K. Poe
Title:	Vice President, Chief Financial Officer

Dated:  January 6, 2010